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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-34196 and 333-64642) and in the Registration Statements (Form S-3 No. 333-113062 and 333-68066) and in the related prospectuses of Sangamo BioSciences, Inc. of our report dated January 30, 2004, Except for Note 2, as it relates to research costs and expenses, as to which the date is April 26, 2004, with respect to the consolidated financial statements of Sangamo BioSciences, Inc. included in its Annual Report (Amendment No. 2 to Form 10-K/A) for the year ended December 31, 2003.

                      /s/ ERNST & YOUNG LLP

Palo Alto, California
April 26, 2004

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  Exhibit 23.1